Exhibit 10.4

RESIGNATION AGREEMENT

     This Resignation Agreement is entered into between StarTek, Inc. a Delaware corporation (the “Company”) and William E. Meade, Jr. (“Meade”). The Company and Meade are referred to in this Agreement together as the “Parties”, “we,” “our” or “us,” or individually as a “Party.”

BACKGROUND

     Meade was hired by the Company as the Company’s President and Chief Executive Office and appointed to the Company’s Board of Directors (the “Board”) in May, 2001. Meade and the Board have mutually agreed that a change in leadership is in the best interests of the Company’s stockholders, and Meade has tendered his resignation to the Board to pursue other interests. Meade also resigned from his position as a Director on the Board.

     In May 2001, the Parties entered an Employment Agreement (the “Employment Agreement”) defining their mutual obligations concerning Meade’s employment as President and Chief Executive Officer. In addition, the parties entered into an Option Agreement dated May 21, 2001 (the “Option Agreement”) describing mutual obligations concerning certain stock options granted to Meade. In connection with Meade’s resignation, the Parties want to enter into certain agreements as set forth herein.

AGREEMENT

     In consideration of the mutual agreements specified in this Agreement, we agree as follows:

     1. MEADE’S RESIGNATION. On February 16, 2005, Meade submitted his resignation to the Board resigning his positions as President and Chief Executive Officer and a member of the Board. The parties acknowledge and agree that the effective date of the resignation was February 16, 2005. For the ninety day period beginning February 16, 2005 through May 16, 2005, the effective date of termination of Meade’s employment with the Company, Meade shall be excused from any further duties or responsibilities as an employee of the Company but shall be entitled to his regular compensation and all current benefits as provided in the Employment Agreement.

     2. EMPLOYMENT AGREEMENT. Except as modified in this Agreement, the terms of the Employment Agreement dated May, 2001, a copy of which is attached as Exhibit A and incorporated herein by the reference, shall remain in full force and effect in accordance with its terms.

     3. SEVERANCE SALARY. In accordance with the terms of the Employment Agreement, Meade shall continue to receive his annual base cash salary of $434,491.00 for one year, or until May 16, 2006 (the “Severance Period”) payable in regular installments at the regular payroll periods of the Company. All compensation the Company pays Meade shall be subject to customary employer withholdings, e.g., FICA, Medicare/Medicaid, any applicable occupational privilege tax, and reduction for health insurance premiums.

     4. INSURANCE BENEFITS. For the Severance Period, the Company shall maintain Meade on the Company’s existing health insurance plan; however Meade shall be responsible for payment of the monthly premium.

     5. VACATION AND SICK DAYS. On May 16, 2005, the Company shall pay Meade the appropriate amount for accrued vacation or sick days in accordance with Company policies currently in effect and as required by law.

     6. OPTION AGREEMENT. A copy of the Option Agreement is attached to this Agreement as Exhibit B and incorporated herein by this reference. The parties wish to amend the Option Agreement in certain respects as provided in that certain Amendment No. 1 attached to this Agreement as Exhibit C and incorporated herein by this reference. The Parties have separately executed such amendment, which is incorporated herein by this reference.

     7. INDEMNIFICATION. On or about February 13, 2004 the parties executed an Indemnification Agreement, a copy of which is attached as Exhibit D and incorporated herein by this reference. That Indemnification Agreement shall remain in full force and effect in accordance with its terms.

     8. RETURN OF PROPERTY AND ACCESS TO RETRIEVE PROPERTY. On or before February 28, 2005, Meade will return to the Company all its property in his possession and control, including all keys, vehicles, portable computers, computer disks, documents, records, credit cards and calling cards. On or before February 28, 2005, the Company shall permit Meade access to the Company property for the purpose of retrieving all of his personal property.

     9. CONFIDENTIALITY AND NON-DISPARAGEMENT. The parties agree to state to third parties only that Meade resigned from the Company under terms of a mutually acceptable resignation agreement. Otherwise, the Parties will keep this Agreement confidential and will not communicate, divulge or disclose and will not permit or to cause anyone in privity with them to communicate, divulge or disclose to any third party the amount, terms or conditions of this Agreement. As necessary, however, we may each disclose the terms and conditions of this Agreement to our respective directors, shareholders, accountants, and legal and financial advisers, and otherwise as appropriate or necessary as required by law or court order. The Company shall not disparage Meade, and Meade shall not disparage the Company or any of its officers, directors, stockholders, employees or agents.

     10. ENTIRE AGREEMENT; AMENDMENT; ENFORCEABILITY; INTERPRETATION. This Agreement, together with all incorporated exhibits expresses the Parties entire understanding about its subject matter and is the only agreement, promise or understanding on which we are relying in performing the duties this Agreement describes. The only way this Agreement may be amended, changed or waived will be through a written document signed by both parties. This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party. This Agreement will be interpreted and enforced under Colorado law. No part of this Agreement should be construed against either Party on the basis of authorship. Any unenforceable provision of this Agreement will be modified to the extent necessary to make it enforceable or, if that is not possible, will be severed from this Agreement, and the remainder of this Agreement will be enforced to the fullest extent possible.

     IN WITNESS OF OUR AGREEMENTS, the Company and Meade have executed this Agreement on the date(s) indicated below.

STARTEK, INC.:		WILLIAM E. MEADE:

By:	/s/ Steven D. Butler	/s/William E. Meade, Jr.

Title:	Executive Vice President	Signature
Date:	February 21, 2005	Date: February 21, 2005

EMPLOYMENT AGREEMENT

     This Employment Agreement (this “Agreement”) is made as of May 2001, by and between StarTek, Inc., a Delaware corporation (the “Company”), and William E. Meade (“Executive”).

     Executive and the Company desire to enter into this Agreement in order to document certain agreements regarding their employment relationship.

     For good and valuable consideration, it is agreed as follows:

     1. Employment Term. Subject to the terms and conditions set forth herein, the Company shall employ Executive as President and Chief Executive Officer, and Executive shall serve in such capacities as may be determined by the Board of Directors (the “Board”) and acceptable to Executive, through May, 2006, unless otherwise extended by mutual agreement or unless the employment of Executive is terminated at an earlier date in accordance with the terms hereof.

     2. Duties. Executive shall perform all duties as may be reasonably assigned to him from time to time by the Board, and, specifically, Executive shall be responsible for and in charge of the day-to-day operations of the Company. During the Term, Executive shall not, directly or indirectly, organize, engage in, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any competitor of the Company.

     3. Compensation, Options and Benefits. Company shall pay Executive an annual base cash salary of $400,000 (“Base Compensation”), payable in installments at the regular payroll periods of the Company. Such salary may be increased as determined by the Compensation Committee of the Board and will increase $20,000 every other year beginning on the second anniversary of this Agreement. Executive shall be awarded qualified options to purchase 200,000 shares at a strike price equal to market price upon inception of employment. Options will have terms as provided by the StarTek, Inc. Stock Option Plan dated February 13, 1997, and as amended from time to time by the Board. Executive shall have the opportunity to receive an additional 200,000 options in accordance with a performance-based option plan if approved by the Board. Additionally, Executive shall be entitled to the benefits listed in Exhibit A (attached hereto and incorporated specifically herein by reference). The Company shall also reimburse Executive for reasonable and necessary expenses incurred in the performance of his duties and for which Executive provides such documentation as required by the Company’s policies.

     4. Termination. This Agreement and Executive’s employment with the Company may be terminated by the Company or Executive at any time for any reason upon 90 days’ prior written notice to the other party, except in the event of death of Executive in which case the Agreement will terminate as of the date of death. Upon termination of Executive’s employment other than for cause or death, Executive shall be entitled to payment of the Base Compensation for one (1) year from date of termination.

     For purposes of this Agreement, “cause” means (i) abandonment of the job or unexcused failure to report for work for 48 hours without proper notification, other than any such failure resulting from Executive’s death or Disability; (ii) the conviction of Executive by a court of competent jurisdiction of a felony or the theft or embezzlement of Company assets; (iii) Executive’s intoxication while on duty resulting from use of illegal drugs, alcohol or other controlled substances; or (iv) any breach by Executive of his obligations under Paragraph 2 of this Agreement stating that during the Term, Executive shall not, directly or indirectly, organize, engage in, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any competitor of the Company.

     5. Confidential Information. Except in the ordinary course of business, Executive will not disclose any confidential or proprietary information of the Company (defined herein below collectively as “Confidential Information”) to any person not employed by the Company, including information received in confidence from the Company or others, either before, during or after his employment by the Company. Executive acknowledges that such Confidential Information will include matters conceived or developed by him, as well as matters learned by him from other employees of the Company. Any Confidential Information that Executive shall prepare, use or come into contact with shall be and remain the Company’s sole property and, except in the ordinary course of business, shall not be removed from the Company’s premises without the prior written consent of the Chairman of the Board, and shall be returned upon termination of employment. Executive will not, except as the Company may otherwise consent or direct in writing, sell, use, lecture upon or publish any Confidential Information or proprietary information of the Company or authorize anyone else to do those things at any time either during or subsequent to the employment of Executive hereunder. The obligations of Executive set forth in this Section 5 shall survive the termination of his employment. For purposes of this Agreement, the term “Confidential Information” means information (i) disclosed to or known by Executive as a consequence of his employment hereunder; (ii) not publicly disclosed by the Company; and (iii) which relates to the business (“Business”) of the Company. By way of illustration, but not limitation, and assuming that the following examples meet the requirements of clauses (i), (ii), and (iii) of the preceding sentence, Confidential Information includes any and all proprietary information, trade secrets, techniques, new product ideas, marketing plans, strategies, forecasts, financial and cost information, customer lists, prospective customer lists, concepts, know-how, improvements, proposals, and inventions. In the event of any breach of the foregoing restrictions, Executive acknowledges that the harm to the Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of the terms of this Section 5, the Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy that may be available thereto at law or in equity.

     6. Non-Competition. Executive acknowledges that (i) Executive is one of the limited number of persons who, as an executive of the Company, has comprehensive knowledge of the business of the Company; (ii) the Business is conducted globally; (iii) his work for the Company will have given him, and his work for the Company will continue to give him, access to Confidential Information; and (iv) the agreements and covenants contained in this Section 6 are essential to protect the Business and goodwill of the Company. Accordingly, Executive covenants and agrees as follows:

     (a) For the period commencing on the date employment of Executive is terminated hereunder and ending one (1) year thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, (i) engage in the Business or any material aspect of the Business for the Executive’s own account or (whether as an employee, agent, contractor or otherwise) for the account of any person or entity (other than the Company); (ii) enter the employ of any person or entity (other than the Company) for which any aspect of the Business is responsible for any material portion of its revenues; or (iii) become a partner, member, shareholder, officer, director, manager, or employee of any person or entity (other than the Company) for which any aspect of the Business is responsible for any material portion of its revenues, other than holding publicly traded securities that represent less than 5% of the outstanding securities of such person or entity.

     (b) For the period commencing on the date employment of the Executive is terminated hereunder and ending three (3) years hence, the Executive shall not, directly or indirectly, hire or solicit any employee of the Company or encourage any employee to leave such employment for any business whether or not a competitor of the Company or solicit or attempt to solicit any business (which is related to any material aspect of the Business) to be conducted anywhere (or help any other person or entity solicit or accept any such business) from any person or entity who, during the twenty-four months preceding the date of termination or expiration of Executive’s employment, is a customer or supplier of the Company or who during the Restricted Period becomes, and actually is known by Executive to be, a customer or supplier of the Company.

     (c) If a court of competent jurisdiction determines that the terms of this Section 6 are partially or wholly inoperative, unenforceable or invalid in a particular case because of their time or geographic scope or for any other reason, the parties agree that such court shall have the power to limit such time or geographic scope or otherwise to recast the terms of this Section 6 in such case so as to permit its enforcement to the greatest extent permitted by applicable law. In the event of a breach or anticipatory breach of this Section 6, Executive agrees that the remedies at law may be inadequate and that the Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy that may be available thereto at law or in equity. The obligations of Executive set forth in this Section 6 shall survive the termination of his employment hereunder.

     (d) The enforceability by the Company of the obligations of Executive under this Section 6 are conditioned upon payment by the Company of Executive’s Base Compensation pursuant to the terms and conditions of Section 4 herein.

     7. General Provisions. The failure by either party hereto to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, nor shall any waiver of such term or condition at any one or more times be deemed a waiver of such term or condition. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. Executive shall not have the right to assign this Agreement or to delegate any of his duties hereunder. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between such parties. This Agreement may be modified or amended only by an agreement in writing signed by the party against whom enforcement may be sought. If for any reason whatsoever any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be inoperative, unenforceable or invalid in a particular case, such determination shall not render such provision invalid in any other case or render any of the other provisions of this Agreement inoperative, unenforceable or invalid. The exercise, validity, construction, operation and effect of the terms and provisions of this Agreement shall be determined in accordance with the law of the State of Colorado as in effect for contracts made and to be performed in such state.

     8. Tax Withholding. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted or become applicable in the future.

     9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by generally recognized prepaid overnight air courier service, addressed as follows:

If to the Company:

StarTek, Inc.
100 Garfield Street
Denver, CO 80206
Attention: A. Emmet Stephenson, Jr.

If to the Executive:

William E. Meade
100 Garfield Street
Denver, CO 80206

     The designation of the persons to be so notified and the address of such persons for the purposes of such notice may be changed from time to time by a notice delivered in the manner contemplated by this Section 9.

     In witness whereof, this Agreement has been executed by the parties hereto as of the date first written above.

STARTEK, INC.

By:	/s/ A. Emmet Stephenson, Jr.

A. Emmet Stephenson, Jr.
Chairman of the Board

EXECUTIVE

/s/ William E. Meade

William E. Meade

Exhibit A

BENEFITS

Vacation:	20 days per year

Holidays:	10 days per year (9 National holidays plus one)

Sick days:	6 days per year with rollover

Health Insurance:	Standard family plan for employees with reimbursement of additional cost of insurance to 100% of cost.

Disability Insurance:	$240,000 per year

Life Insurance:	Equal to 1 year’s Base Compensation, and Executive shall have the sole right to name beneficiaries.

Relocation Assistance:	Professional assistance with any cost paid by StarTek 100% reimbursement of expenses or StarTek performs transactions to avoid taxable income to Bill.

February 9, 2004

Board of Directors of StartTek, Inc.
c/o StarTek, Inc.
100 Garfield Street
Denver, CO 80206

     Re: Employment of William E. Meade, Jr.

Gentlemen:

     This letter is intended to provide information to the Board of Directors (the “Board”) of StarTek, Inc. (the “Company”) regarding various understandings between A. Emmet Stephenson, Jr. (the “Chairman”) and William E. Meade, Jr. (the “CEO”) as communicated to the Board at its special meeting on January 22, 2004. The information in this letter relates to proposed modifications to the CEO’s employment arrangement with the Company and the implementation of various governance and other recommendations of the CEO.

     This information is provided as background and support for disclosures set forth in the Form S-3 Registration Statement relating to the proposed public offering of shares of the Company owned by Toni E. Stephenson, MASSET Trust and FASSET Trust (the :Secondary Offering”).

     The CEO and the Company are parties to that certain Employment Agreement dated as of May 2001, which has a term extending through May 2006 (the “Employment Agreement”). The Chairman and the CEO have agreed to the following modifications to the Employment Agreement and implementation of various governance and other recommendations of the CEO in an effort to ensure the continuing employment of the CEO through May 2006. The following are subject to the discretion and approval of the Compensation and Stock Option Committee of the Board:

          1. Section 3 of the Employment Agreement provides that the CEO shall have the opportunity to receive an additional 200,000 options in accordance with a performance-based option plan if approved by the Board. The CEO has agreed to forego this opportunity.

          2. An additional 200,000 to 300,000 shares will be reserved for issuance pursuant to options granted under the Company’s Stock Option Plan as incentives for current senior management (other than the CEO) and new hires, subject to stockholder approval.

          3. The Company will pay aggregate bonuses of $250,000 to $500,000 to participants in the Company’s 2003 Bonus Plan even though not all of the performance thresholds as provided in the plan were achieved.

          4. The performance thresholds for earning bonuses under the 2004 Bonus Plan will be modified so that such thresholds are more achievable.

          5. The CEO will be added expressly as a participant in the 2003 Bonus Plan, 2004 Bonus Plan and any further bonus plans established by the Compensation Committee.

          6. After completion of the Secondary Offering, the CEO will be the lead person on investor relations matters, including one-on-one calls with analysts.

          7. The CEO has full authority to hire and fire officers and employees of the Company, subject to such further direction and restrictions as established by the Board.

          8. The CEO will report directly to the full Board as to all matters.

          9. The compensation of the CEO will be reviewed annually by the Compensation Committee.

     The independent directors of the Board shall oversee the implementation of the matters set forth in this letter.

     The CEO hereby represents and warrants that, based upon implementation of the foregoing, the CEO has no current plan or intention to terminate his employment with the Company prior to May 2006.

     The Chairman and CEO hereby represent and warrant that there are no other understandings or agreements between the Chairman and CEO other than as set forth above that provide further incentives or inducements to the CEO to continue employment as CEO of the Company through May 2006.

     Executed effective as the date first set forth above.

/s/ A. Emmet Stephenson, Jr.

A. Emmet Stephenson, Jr.

/s/ William E. Meade, Jr.

William E. Meade, Jr.

EXHIBIT B

Option Agreement

STARTEK, INC.
OPTION AGREEMENT

Date of Grant: May 21, 2001

          THIS OPTION AGREEMENT (this “Agreement”), dated as of the date of grant first stated above (the “Date of Grant”), is delivered by StarTek, Inc., a Delaware corporation (the “Company”) William E. Meade, Jr. (the “Participant”), who is an employee of the Company or one of its Designated Subsidiaries.

Recitals

     A. The Board of Directors of the Company (the “Board”) has adopted, with subsequent stockholder approval, the StarTek, Inc. Stock Option Plan (the “Plan”).

     B. The Plan provides for the granting of stock option (ISO’s”) and nonqualified stock options (“NSO’s) by a committee to be appointed by the Board (the “Committee”) to key employees of the Company or any subsidiary of the Company to purchase, or to exercise certain rights with respect to, shares of the common stock of the Company, par value $0.01 per share, in accordance with the terms and provisions thereof; and

     C. The Committee considers the Participant to be a person who is eligible for a grant of stock options under the plan, and has determined that it would be in the best interest of the Company to grant to Participant the stock options set forth herein, subject to the terms and conditions hereof.

Agreement

     NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. Except as expressly indicated herein, defined terms used this Agreement shall have the meanings set forth in the Plan.

2. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Participant, as of the Date of Grant, an option to purchase up to 200,000 shares of Common Stock at a price of $17.20 per share, the Fair Market Value of the Common Stock as of the Date of Grant. Such option is hereinafter referred to as the “Option” and the shares of Common Stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the “Option Shares”. The Option is intended by the parties hereto to be, and shall be treated as an ISO.

     Notwithstanding any provisions of this Agreement to the contrary, the Option granted under this Agreement shall terminate and be of no further force and effect if the stockholders of the Company do not approve at the annual meeting of the stockholders on May 30, 2001 (or at any adjournment thereof) the proposed amendment to the Plan to increase the maximum number of shares of Common Stock available for award under the Plan from 985,000 to 1,585,000.

3. Vesting and Termination of the Option

          (a) Vesting of Option. Subject to the provisions of the Plan which provide for acceleration of exercisability of the Option in certain circumstances as provided therein and such further limitations as are provided therein in the Plan and this Agreement, the Option shall vest and be exercisable as to the Option Shares (subject to adjustment as provided in paragraph 10 of the Plan) as follows:

On the first anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On the second anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On the third anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On the fourth anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On the fifth anniversary Of the Date of Grant and Thereafter:	The balance of the Option Shares not theretofore vested.

Except as provided below, upon Termination of Employment for any reason, a Participant shall forfeit any Options that are not vested on the date of Termination of Employment. Notwithstanding the vesting schedule contained herein, upon Termination of Employment of the Participant for Cause, all Options granted to the participant will be cancelled and forfeited by the Participant upon delivery to him of notice of such Termination of Employment.

          (b) Termination of Option. The Option granted under this Agreement will expire as of the earliest of:

(i)	the date of which it is forfeited under the provisions of paragraph 3(a) hereof;

(ii)	10 years from the Option Date;

(iii)	three months after the Participant’s Termination of Employment for any reason other than death; or six months after the Participant’s death.

4. Exercise of Options.

(a) Notice and Payment. To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee, stating the number of shares as to which he intends to exercise the Option together with payment of the Option Price. The Option Price (and any required withholding) may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price, or (iii) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common stock acquired through such exercise and any tax withholding obligations resulting from such exercise.

(b) Delivery of Certificate. On the exercise date specified in the Participant’s notice or as soon thereafter as is practicable, the Company shall cause to be delivered to the Participant, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Common Stock or reacquired Common Stock, as the Company may elect) upon full payment for such Option Shares. The obligation of the Company to deliver Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Common stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(c) Failure to Pay. If the Participant fails to pay for any of the Option Shares specified in such notice and any required withholding tax or fails to accept delivery of the Option Shares, the Participant’s right to purchase such Option Shares may be terminated by the Company. The date specified in the participant’s notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise and any required tax withholding shall have been received by such date.

5. Non-Transferability to Option. During the Participant’s lifetime, the Option shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Option shall not be assignable or transferable by the Participant except, in case of the death of the Participant, by will or the laws of intestate succession. In addition, the Option shall not be subject to attachment, execution or other similar process. In the event of (i) any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (ii) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Participant and it shall thereupon become null and void.

6. Transferability of Option Shares. The Participant hereby agrees that the Option Shares acquired upon exercise of the Option shall be acquired for the Participant’s own account for investment purposes only and not with a view to any distribution or public or public offering thereof within the meaning of the Act, or other applicable securities laws. If the Board so determines, any stock certificates issued upon exercise of the Option shall bear a legend to the effect that the Option Shares have been so acquired. The Company shall not be required to bear any expenses of compliance with the Act, other applicable securities laws, or the rules and regulations of any national securities exchange or other regulatory authority in connection with the registration, qualification or transfer, as the case may be, of the Option or any Options Shares acquired upon exercise thereof. The foregoing restrictions on the transfer of Options Shares shall not apply if (i) the Company shall have been furnished with a satisfactory opinion of counsel to the effect that such transfer will be in compliance with the Act and all other applicable securities laws, or (ii) the Option Shares shall have been duly registered in compliance with the Act and all other applicable securities laws.

     The Participant further agrees that, upon any sale of Option Shares within two (2) years from the Date of Grant of the Option, or within one year after transfer of such Option Shares to the Participant’s ownership, then the Participant shall immediately notify the Company in writing of such disposition and the amount realized by the Participant upon such disposition.

7. Employment Not Affected. Neither the granting of the Option nor its exercise shall be construed as granting to the Participant any right with respect to continuance of employment with the Company or any Subsidiary. Except as may otherwise be limited by a written agreement between the Company or any Subsidiary and the Participant, the right of the Company or any Subsidiary to terminate at will the Participant’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by the Company or Subsidiary (whichever the case may be), and acknowledged by the Participant.

8. Amendment of Option. The Option may be amended by the Board or the Committee at any time (i) if the board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option or (ii) other than in the circumstances described in clause (i), with the consent of the Participant.

9. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Secretary at its executive offices at 100 Garfield Street, Denver, Colorado 80206, and any notice to the Participant shall be addressed to the participant at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

10. Incorporation of Plan by Reference. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with and subject to the terms and provisions of the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control.

11. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, except to the extent preempted by federal law, which shall to the extent of such preemptive govern.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Date of Grant specified above.

ATTEST:	STARTEK, INC., a Delaware corporation

/s/ Dennis Swenson	/s/	Michael W. Morgan

Dennis Swenson, Secretary		Michael W. Morgan, President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ William E. Meade, Jr.

Participant

EXHIBIT C

Form of Amendment No. 1 to Option Agreement

AMENDMENT NO 1

STARTEK, INC.

OPTION AGREEMTENT

     This AMENDMENT NO 1 (this “Amendment”), is entered into as of the 21st day of February, 2005, by and between StarTek, inc., a Delaware corporation (the “Company”) and William E. Meade, Jr. (the “Participant:”), who has been an officer, director and employee of the Company and/or one of its subsidiaries.

RECITALS

     A. The Board of Directors of the Company (the “Board”) has established the StarTek, Inc. Stock Option Plan (the “Plan”) pursuant to which a committee appointed by the Board (the “Committee”) may grant stock options to key employees of the Company or any subsidiary of the Company to purchase, or to exercise certain rights with respect to, shares of the Common Stock of the Company, in accordance with the terms and provisions of the Plan.

     B. The Committee authorized the grant of an option (the “Option”) to purchase 200,000 shares of Common Stock of the Company to the Participant pursuant to the Plan as evidenced by that certain Option Agreement dated May 21, 2001 (the “Option Agreement”).

     C. The Participant and the Company desire to amend the Option Agreement to provide for (i) the accelerated vesting of a certain portion of the Option that has not yet vested under the Option Agreement and is scheduled to vest on May 21, 2005; (ii) the relinquishment and forfeiture of a certain portion of the Option that has not yet vested under the Option Agreement and is scheduled to vest on May 21, 2006; (iii) termination of the Option on August 15, 2006 (to the extent the Option is not exercised prior to such date); and (iv) an acknowledgement by the Participant that the Participant’s employment with the Company shall terminate as of May 15, 2005.

     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendments.

     (a) Section 3(a) of the Option Agreement is hereby deleted in its entirety and replaced with the following.

          “(a) Vesting of Option. Subject to the provisions of the Plan which provide for acceleration of exercisability of the Option in certain circumstances as provided therein and such further limitations as are provided in the Plan and this Agreement, the Option shall vest and be exercisable as to the Option Shares (subject to adjustment as provided in paragraph 10 of the Plan) as follows:

On the first anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On the second anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On the third anniversary Of the Date of Grant and Thereafter:	40,000 Option Shares

On May 15, 2005 and Thereafter:	40,000 Option Shares

The Participant hereby acknowledges and agrees that, without further action on his part or on the part of the Company, his employment with the Company shall terminate on May 16, 2005, on which date the Participant shall forfeit and relinquish that portion of the Option Shares (40,000) scheduled to vest on the fifth anniversary of the Date of Grant (May 21, 2006) under the Option Agreement. Notwithstanding such vesting schedule, upon any sooner Termination of Employment of the Participant for Cause, all Options granted to him will be cancelled and forfeited by the Participant upon delivery to him of notice of such Termination of Employment.”

     (b) Section 3(b) of the Option Agreement is hereby deleted in its entirety and replaced with the following:

          “(b). Termination of Options. The Option granted under this Agreement will expire as of August 15, 2006.

     2. Continuing Effect. Except as amended hereby, the Option Agreement shall continue in full force and effect in accordance with its terms. If any provision of this Amendment contradicts or is inconsistent with any provision of the Option Agreement, then the provisions of this Amendment shall apply.

     3. Counterparts; Facsimile Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any counterpart of or other signature to this Amendment delivered by a party by facsimile shall be deemed for all purposes to be an original signature.

     4. Governing Law. The validity, construction, interpretation and effect of this Amendment shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, except to the extent preempted by federal law, which shall to the extent of such preemption govern.

     IN WITNESS WHEREOF, the Company has caused a duly authorized officer to executive this AMEDMENT NO. 1, and Participant has placed his signature hereon, effective as of the date first set forth above.

STARTEK, INC., a Delaware corporation

By:	/s/ Steven D. Butler

Name: Steven D. Butler
Title: Executive Vice President, Chief
Financial Officer, Secretary and Treasurer

ACCEPTED AND AGREED TO:

/s/ William E. Meade, Jr.

William E. Meade, Jr., Participant

EXHIBIT D

Indemnification Agreement

INDEMNIFICATION AGREEMENT

     AGREEMENT dated effective as of February 13, 2004, between StarTek, Inc., a Delaware corporation (the “Company”), and William E. Meade, Jr. (the “Indemnitee”).

     WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available; and

     WHEREAS, Indemnitee is or wishes to serve as a director and/or officer of the Company; and

     WHEREAS, Article VIII of the Certificate of Incorporation of the Company and Article V of the By-Laws of the Company require the Company to indemnify and advance expenses to its directors and officers to the full extent authorized and permitted by the Delaware General Corporation Law, and allows for the provision of additional indemnification rights to directors or officers by separate agreement; and

     WHEREAS, Indemnitee has been serving and continues to serve, or will serve, as a director and/or officer of the Company in part in reliance on such provisions of the Certificate of Incorporation and By-Laws; and

     WHEREAS, the DGCL contains a provision stating that the indemnification provisions of the DGCL are not to be deemed exclusive of any other rights to which persons seeking indemnification may be entitled under any By-Law of the Company, any agreement or otherwise; and

     WHEREAS, Article V of the Company’s By-Laws provides that the indemnification and expense advances provided by or granted pursuant to Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or expense advances may be entitled under any agreement; and

     WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to encourage Indemnitee’s service to the Company in an effective manner, the Company wishes to provide in this Agreement for the indemnification of, and the advancing of expenses to, Indemnitee to the fullest extent (whether partial or complete) authorized and permitted by law and the Company’s By-Laws, and to such extent as may be provided for in this Agreement; and

     WHEREAS, to the extent insurance is maintained this Company wishes to provide in this Agreement for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

     NOW, THEREFORE, in consideration of the premises and of Indemnitee’s service or continued service to the Company directly or, at its request, to any other Enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. CERTAIN DEFINITIONS. Capitalized words not otherwise defined herein shall have the following meanings:

     a. “Claim” shall mean any threatened, pending or completed action, suit or proceeding, or alternative dispute resolution mechanism, or any inquiry or investigation, whether instituted by the Company or any other party (including, without limitation, in the right of the Company.)

     b. “DGCL” shall mean the Delaware General Corporation Law, as amended from time to time.

     c. “Enterprise” shall mean any enterprise other than the Company, including any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other entity or enterprise.

     d. “Expenses” shall mean (i) all costs, expenses and obligations (including attorneys’ fees and costs, the fees and costs of consultants and experts, and reasonable out-of-pocket travel costs incurred by any of such persons or by Indemnitee), incurred in connection with investigating, defending, being a witness in, being interviewed in connection with, or participating in (including on appeal), or preparing to defend, to be a witness in, to be interviewed by, or to participate in, any Claim relating to any Indemnifiable Event, (ii) any judgment, fine, penalty or amount to be paid in settlement of any Claim relating to an Indemnifiable Event, and (iii) any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

     e. “Indemnifiable Event” shall mean any circumstance, event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of any other Enterprise, or by reason of anything done or not done, or alleged to have been done or not done, by Indemnitee in any such capacity.

     f. “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have been retained by or otherwise performed services for the Company or Indemnitee within the previous three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnities under similar indemnification agreements).

     g. “Reviewing Party” shall mean, as to any situation in which Indemnitee is an officer or director at the time of the determination, (i) directors of the Company who are not parties to the Claim or a committee of such directors designated by majority vote of such directors (each of which shall make decisions by majority vote), (ii) if there are no such directors, or if such directors so direct, by Independent Legal Counsel, or (iii) such other person(s) who may be designated as provided by the DGCL. “Reviewing Party” shall mean, as to any situation in which Indemnitee is not an officer or a director at the time of the determination, Independent Legal Counsel.

     2. BASIC INDEMNIFICATION ARRANGEMENT.

     a. General Rules. Subject to the provisions of Section 8 hereof, in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is interviewed in connection with, or is threatened to be make a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent authorized and permitted by law, the Company’s By-Laws and the terms of this Agreement, as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Expenses.

     Notwithstanding the foregoing sentence, in no event shall Indemnitee be entitled to indemnification pursuant to this Agreement for any liability finally adjudged by a court of competent jurisdiction (and after the exhaustion or lapse of all rights of appeal) to have arisen (x) under Section 16(b) of the Securities Exchange Act of 1934; (y) under federal or state securities laws for actions or conduct specifically found to constitute “insider trading”, or (z) from actions or conduct on the part of Indemnitee which is specifically found to constitute fraud or bad faith, or to have created an unlawful personal benefit to Indemnitee; provided, however, to the extent any of the foregoing conduct is raised as a defense to indemnification of Indemnitee, such defense shall be permitted only as to Claims specifically and solely involving the foregoing and to the extent the indemnification request also involves Claims or portions of Claims not involving the foregoing or as to which the foregoing are only a part, the extent of Indemnitee’s indemnification shall be governed by the provisions of Section 5 hereof.

     The Company shall advance all Expenses incurred by Indemnitee as soon as practicable but in any event no later than five (5) business days after the Company is presented with a written demand by Indemnitee for payment of such Expenses (an “Expense Advance”), subject only to the reimbursement obligation of Indemnitee as provided in Section 2(b)(ii). Expenses incurred in defending any proceeding shall be shall be advanced by the Company prior to the final disposition of the proceeding. In submitting any invoice for such Expenses, Indemnitee shall not be required to submit any information which Indemnitee has been advised by Indemnitee’s counsel could reasonably be expected to result in the waiver of the attorney-client privilege or would constitute attorney work product.

     b. Conditions. Notwithstanding the provisions of Section 2(a) hereof:

          (i) the obligations of the Company to indemnify Indemnitee pursuant to Section 2(a) hereof shall be subject to the condition that the Reviewing Party shall have determined (in a written opinion) which may be a so-called “reasoned opinion” in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee would be permitted to be indemnified under the DGCL, and under the Company’s Certificate of Incorporation or By-Laws or this Agreement; and

          (ii) an Expense Advance to indemnitee pursuant to Section 2(a) hereof shall be subject to the condition that, if, when and to the extent that the Reviewing Party is unable to determine that Indemnitee would be permitted to be so indemnified under applicable law, or under the Company’s Certificate of Incorporation or By-laws or this Agreement, the Company shall be entitled to reimbursement by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. (If the Reviewing Party is Independent Legal Counsel, such inability to make such determination shall be deemed to have occurred if Independent Legal

Counsel is unable to provide a written opinion, which may be a so-called “reasoned opinion,” that Indemnitee would be permitted to be so indemnified under applicable law, or under the Company’s Certificate of Incorporation or By-laws or the Agreement.) Indemnitee’s obligation, if any, to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged on such obligation, and the Expense Advance shall be made without any right of the Company to demand from Indemnitee any information or assurances concerning Indemnitee’s ability to repay the Expense Advance; but

          (iii) No determination under clause (i) above shall be required to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Claim or as to any issue or issues arising in connection with such Claim.

     c. Judicial Review. If a Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or if the Reviewing Party does not make such determination within 30 days after Indmnitee requests that a determination be made, Indemnitee shall have the right to commence litigation in any court of competent jurisdiction and in which venue is proper seeking an initial determination by the court or challenging any such determination by a Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. If Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by a Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

     3. SELECTION OF INDEPENDENT LEGAL COUNSEL. If the Reviewing Party is Independent Legal Counsel, then with respect to all matters concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement, the Company’s Certificate of Incorporation or By-laws or any other agreement now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). If the Reviewing Party is Independent Legal Counsel, then Independent Legal Counsel shall render its written opinion (which may be a so-called “reasoned opinion”) to the Company and Indemnitee whether and to what extent Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of such Independent Legal Counsel and to fully indemnify such Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

     4. INDEMNIFICATION FOR ADDITIONAL EXPENSES. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees and costs, the fees and costs of consultants and experts, and reasonable out-of-pocket travel costs incurred by any of such persons or by Indemnitee), and, if requested by Indemnitee, shall (within two (2) business days after such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee (a) for indemnification or advance payment of Expenses by the Company under this Agreement, the Company’s Certificate of Incorporation or By-laws or any other agreement now or hereafter in effect relating to Claims for Indemnifiable Events, and (b) for recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

     5. PARTIAL INDEMNITY, ETC. If Indemnitee is entitled under any provision of Delaware law, the Company’s Certificate of Certificate or By-laws or this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts reasonably paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts reasonably paid in settlement) of a Claim but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith, but if such indemnification is specifically determined to be unlawful, then Indemnitee shall be entitled to a fair apportionment of Expenses so that Indemnitee receives indemnification to the maximum extent lawful.

     6. BURDEN OF PROOF. In connection with any determination by a Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

     7. PRESUMPTIONS. For purposes of this Agreement, the termination of any Claim, action, suit or proceeding, by judgment, order or reasonable settlement (whether with or without court approval), shall create a presumption that Indemnitee is entitled to indemnification with respect to such Claim, action, suit or proceeding unless such judgment, order or settlement specifically provides or establishes that Indemnitee did not meet any particular standard of conduct or have any particular belief necessary to indemnification, or specifically states, in the case of a judgment or court-approved settlement, that the court has determined that indemnification is not permitted by applicable law. For purposes of this Agreement, the termination of any criminal action or proceeding upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that the court in such action or proceeding has determined that indemnification is not permitted by applicable law. In addition, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law, neither the failure of a Reviewing Party to have make a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by a Reviewing Party that Indmenitee has not met such standard of conduct or did not have such belief, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

     8. NOTIFICATION OF ACTION, ETC.: ASSUMPTION BY COMPANY OF CONDUCT OR DEFENSE OF SAME:

     a. Notification. Promptly after receipt by Indemnitee or the Company, of any notice or document respecting the commencement of any action, suit, proceeding, inquiry or investigation which names, involves or may involve Indemnitee relating to any matter concerning which Indemnitee may be entitled to indemnification or advancement of Expenses pursuant to the Agreement, the DGCL, or the Certificate of Incorporation or By-laws of the Company, the party receiving such notice or document will promptly notify the other of the receipt of same, but the failure on the part of Indemnitee to so notify the Company will not relieve the Company from any obligation or liability which it may have to Indemnitee for indemnification or advancement of Expenses pursuant to this Agreement, the DGCL, the Certificate of Incorporation or By-laws of the Company.

     b. Expense Advance: Assumption of Conduct or Defense. With respect to any such action, suit, proceeding, inquiry or investigation:

          (i) if Indemnitee intends to request an Expense Advance, Indemnitee will provide the Company prior notice of Indemnitee’s intention to incur Expenses and seek an Expense Advance; and

          (ii) except as otherwise provided below, to the extent that it may deem desirable, the Company, individually, or jointly with any other indemnifying party, may assume the conduct or defense of such action, suit, proceeding, inquiry or investigation, but if the Company elects to assume the conduct or defense thereof, it will notify Indemnitee of its choice of legal counsel and offer Indemnitee an opportunity to discuss such choice of legal counsel with one of the Company’s executive officers. After notice from the Company to Indemnitee of the Company’s election to assume the conduct or defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal fees or expenses of counsel or fees and costs of consultants or experts to Indemnitee subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, except as otherwise approved by the Company or as provided below in clauses (A) and (B) of this Section 8(b)(ii), and except that the Company will continue to be liable to Indemnitee for other Expenses that do not constitute legal fees or expenses of counsel or fees and costs of consultants and experts to Indemnitee. Upon the Company’s assumption of the conduct or defense of such action, suit, proceeding, inquiry or investigation as provided herein, Indemnitee shall have the right to employ counsel to represent Indemnitee in such action, suit, proceeding, inquiry or investigation but the fees and expenses of such counsel incurred after the Company’s assumption of the conduct or defense thereof shall be at the expense of Indemnitee unless (A) counsel to Indemnitee has reasonably concluded that there is a material conflict of interest between the Company and Indemnitee in the conduct or defense of such action, suit, proceeding, inquiry or investigation, or(B) the Company has not in fact employed counsel in a timely manner to assume the conduct or defense of such action, suit, proceeding, inquiry or investigation, or fails at any time to diligently act in the conduct or defense of such action, suit, proceeding, inquiry or investigation, in each of which cases the Expenses of Indemnitee shall be advanced or reimbursed in accordance with the provisions of this Agreement on a going forward basis beginning on the date that an event or circumstance described in (A) or (B) has occurred. The Company shall not settle any action, suit, proceeding, inquiry or investigation in any manner which would impose on Indemnitee any penalty or limitation, financial or otherwise, or which does not result in an unconditional release of Indemnitee from all claims arising in connection with such action, suit, proceeding, inquiry or investigation, unless in any such case Indemnitee gives Indemnitee’s written consent, which Indemnitee may withhold in Indmenitee’s discretion.

     9. NONEXCLUSIVITY, ETC. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the provisions of the Company’s Certificate of Incorporation or By-laws, the DGCL, or otherwise. To the extent that a change in the DGCL (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the provisions of the Company’s Certificate of Incorporation or By-Laws and the Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. In the event of any change in DGCL (whether by statute or judicial decision) which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder. To the extent that there is a conflict between the Company’s Certificate of Incorporation or By-Laws and the provisions of the Agreement, it is the desire of the parties hereto that such conflict be resolved by affording Indemnitee the broadest indemnification permissible under Delaware law, the Company’s Certification of Incorporation, the Company’s By-Laws or the provisions of this Agreement. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to be an officer or director of the Company or to serve any capacity for which an Indemnifiable Event may occur.

     10. LIABILITY INSURANCE. The Company agrees to maintain directors’ and officers’ liability insurance at levels as high as, with scopes of coverage as broad as, and with insurers as well rated as that insurance maintained by the Company as of the date of this Agreement, for a period of at least five years after Indemnitee ceases to be an officer or director of the Company. To the extent the Company maintains any other insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer, and such coverage shall continue for the benefit of Indemnitee after Indemnitee ceases to be an officer or director of the Company or to serve in any other capacity for which an Indemnifiable Event could occur. The Company will cause the insurer under any policy described in this Section 10 to provide to Indemnitee a certificate to the effect that no amendment, cancellation, termination, reduction in coverage, or other change in the policy will become effective unless the insurer has given at least 30 days’ notice to Indemnitee.

     11. PERIOD OF LIMITATIONS. No legal action shall be brought by the Company, and no cause of action shall be asserted by or in the right of the Company, against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of one year from the date such cause of action arises, and any claim or cause of action by or in the right of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such one-year period, but if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern. Indemnitee shall not be prohibited from bringing an action against the Company under this Agreement by virtue of any statute of limitations or by virtue of the doctrines of estoppel or laches, and the Company waives all rights under any such statutes and doctrines.

     12. ATTRIBUTION OF OTHERS’ ACTIONS OR CONDUCT. In connection with determinations respecting Indemnitee’s rights to indemnification and Expense Advances pursuant to Delaware law, the Company’s Certificate or By-laws or this Agreement, or Indemnitee’s rights to any other benefits conferred thereunder or hereunder, the actions or conduct of other persons, including officers of the Company or other members of the Company’s Board of Directors, shall not be attributed to Indemnitee absent specific proof that Indemnitee had actual knowledge of such actions or conduct and specifically approved such actions or conduct in writing or at a properly called meeting at which minutes of proceedings were kept and votes of participants recorded.

     13. AMENDMENTS, ETC. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     14. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all necessary documents and take all necessary action to enable the Company to exercise such rights.

     15 NO DUPLICATION OF PAYMENTS. The indemnification provisions of this Agreement do not limit the right of Indemnitee to recover under any insurance policy maintained by the Company. If, with respect to any Expenses, Indemnitee receives an insurance policy indemnification payment which, together with any indemnification payment made by the Company, exceeds the amount of the Expenses, then Indemnitee will promptly repay the excess to the Company.

     16 BINDING EFFECT, ETC. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company, or as a director, officer, employee, trustee, agent or fiduciary of any other Enterprise at the Company’s request.

     17. ATTORNEYS’ FEES. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including cost and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action.

     18. SEVERABLILITY. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

     19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

     10. NOTICES. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement to any party will be in writing and will be deemed to have been duly given only if delivered in person, or by first class, prepaid registered or certified mail, or delivered by courier or, if receipt is confirmed, delivery by telecopier:

To the Company:	StarTek, Inc.
100 Garfield Street
Denver, Colorado 80206
Attention: President
Telecopy: (303) 388-9970

With a copy (which will not constitute notice) to:

Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
Attention: Blair L. Lockwood
Telecopy: (303) 607-3600

To Indemnitee:	William E. Meade, Jr.
5080 Barn Swallow Way
Parker, Colorado 80134

     Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been given on the date of delivery which in the case of deliveries by telecopier will be the date of the sender’s confirmation (or, if delivered after business hours, on the next business day in Denver, Colorado).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

STARTEK, INC., a Delaware corporation

By:

Name:	Eugene L. McKenzie, Jr.
Title:	Executive Vice President and Chief
Financial Officer

INDEMNITEE

William E. Meade, Jr.